EXHIBIT F

ITEMISED LIST OF ESTIMATED EXPENSES INCURRED OR BORNE BY OR FOR THE
ACCOUNT OF THE COMMONWEALTH OF AUSTRALIA IN CONNECTION WITH THE SALE OF
THE GUARANTEE OF THE LIABILITIES OF STATES AND TERRITORIES IN RESPECT OF
STATE/TERRITORY DEBT SECURITIES

The following are the estimated expenses of the issuance of the Guarantee, all of which will be paid by, or on behalf of, the Commonwealth of Australia:

Securities and Exchange Commission registration fee	US$1
Legal fees and expenses	US$225,000*
EDGAR filing expenses and disbursements	US$25,000*
Miscellaneous	US$5,000*
Total	US$255,001
* Estimated.

Additional EDGAR filing expenses and legal fees and expenses incurred by the Commonwealth of Australia following the date on which the Registration Statement is declared effective by the Commission will be paid by the State, the liabilities of which in respect of relevant State/Territory Debt Securities are guaranteed under the Guarantee.

The Commonwealth of Australia will pay no compensation to any underwriters in connection with the issuance of the Guarantee.  See "Plan of Distribution" in the prospectus.